(a)(1)(D)

[Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Companies]

U.S. Offer to Purchase for Cash

All of the Outstanding Series A Common Stock, Ordinary Participation Certificates and American Depositary Shares

of

Maxcom Telecomunicaciones, S.A.B. de C.V.

at the U.S. Dollar Equivalent of

Mexican Pesos 0.9666 Per Series A Common Stock

And

Mexican Pesos 2.90 Per Ordinary Participation Certificates

 (each Ordinary Participation Certificate representing three Series A Common Stock)

And

Mexican Pesos 20.30 Per American Depositary Share

(each American Depositary Share representing seven Ordinary Participation Certificates)

by

Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero, as Trustee for Trust Number 1387

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME (11:00 P.M., MEXICO CITY TIME) ON MARCH 20, 2013 (the “EXPIRATION DATE”)
UNLESS THE U.S. OFFER IS EXTENDED.

February 20, 2013

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We are writing in connection with the offer to purchase for cash (the “U.S. Offer”), by Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero, a banking institution organized and existing under the laws of the United Mexican States, acting as Trustee for Trust 1387 (the “Purchaser”), all of the outstanding Series A Common Stock, (the “Shares”) of Maxcom Telecomunicaciones, S.A.B. de C.V., a limited liability public stock corporation, a sociedad anónima bursatil de capital variable, organized and existing under the laws of the United Mexican States (“Maxcom”), (ii) all of the Ordinary Participation Certificates  (“CPOs”) of Maxcom, and (iii) all of the outstanding American Depository Shares (“ADSs,” and collectively with the Shares and the CPOs, and, in each case, with any coupon representing unpaid dividends as of the day hereof, the “Securities”), of  Maxcom, in each case held by persons who are not Mexican residents. Each ADS represents seven CPOs. Each CPO represents three Shares. Simultaneously with the U.S. Offer, Purchaser is offering in Mexico (the “Mexican Offer,” and collectively with the U.S. Offer, the “Offers”) to purchase for cash all of the outstanding Shares and CPOs on substantially the same terms as the Shares and ADSs in the U.S. Offer.

In the U.S. Offer Purchaser is offering to purchase all of the outstanding ADSs at a price of Ps. 20.30 per ADS, all of the outstanding Shares held by persons who are not Mexican residents at a price of Ps. 0.9666 per Share, and all of the outstanding CPOs held by persons who are not Mexican residents, at a price of Ps. 2.90 per CPO, in each case in cash, less any withholding taxes and without interest thereon.  The purchase price in the Offers will be appropriately adjusted to reflect any reclassification, recapitalization, share split or combination, exchange or readjustment occurring after the date of this U.S. Offer to Purchase with respect to any of the Shares, CPOs, ADSs or any share or other dividend thereon. The purchase price for the Securities accepted for payment pursuant to the U.S. Offer will be paid in U.S. dollars equivalent to the applicable Mexican peso price in the U.S. Offer, based on the Applicable Exchange Rate. Purchaser will announce the Applicable Exchange Rate by a press release not later than 10:00 a.m., New York City time, on the next U.S. business day after the Applicable Exchange Rate is determined.

The Mexican Offer is open to all holders of Shares and CPOs, including U.S. holders.  If a U.S. holder would like to tender its Shares and CPOs in the Mexican Offer instead of the U.S. Offer it may do so. Holders of ADSs also may contact The Bank of New York Mellon Corporation, as depositary for the ADSs, to convert their ADSs into Shares or CPOs and tender such Shares or CPOs in the Mexican Offer. Holders of Shares and CPOs will have to pay a fee of up to $5 for each 100 ADSs converted.   The purchase price for the Shares and CPOs tendered in the Mexican Offer will be paid in Mexican pesos. If a holder of Shares or CPOs chooses to tender into the Mexican Offer, such holder will bear the risk of any fluctuation in the exchange rate after the consummation of the Offers if such holder then wishes to convert such Mexican pesos into U.S. dollars or any other currency. If the Mexican Offer is amended to increase or decrease the price offered for the Securities, Purchaser will make a corresponding amendment to increase or decrease the price offered for the Securities in the U.S. Offer.

Notwithstanding any provision of the U.S. Offer, Purchaser will not accept Securities for payment, or pay for any Securities that have been tendered pursuant to the U.S. Offer, if any of the following have occurred and shall be continuing as of the Expiration Date (collectively, the “Offer Conditions”): (i) any change, event or development shall have occurred which would reasonably be expected to cause a material adverse effect to Maxcom; (ii) any of the representations and warranties of the Company under the Recapitalization Agreement shall fail to be true and correct in any material respects as of the date Purchaser commences the Offers; (iii) the conditions to consummation of the Exchange Offer shall not have been satisfied in accordance with the Recapitalization Agreement; (iv) more than 50% of all of the outstanding fully diluted Shares on the Expiration Date shall not have been duly tendered into the Offers (“Minimum Tender Condition”); and (v) any approvals from the corresponding governmental authorities required to consummate the Offer, (x) shall not have been obtained under conditions or restrictions that would not create a material adverse effect on the Offers, or Maxcom, (y) shall have been modified in any material way that would create a material adverse effect on the Offers, or Maxcom or (z) shall have been revoked. If on any date the U.S. Offer is scheduled to expire the Offer Conditions have not been satisfied or waived, we will extend the U.S. Offer in increments of five business days until all of the Offer Conditions have been satisfied (or waived with respect to the Minimum Tender Condition), unless we believe that such conditions are incapable of being satisfied or waived.  Purchaser is not obligated, and does not intend, to extend the U.S. Offer beyond April 2, 2013. We shall have the right, at our own election, to further extend the U.S. Offer for an additional ten (10) business days to a date up to twenty (20) business days after the Expiration Date.

All holders of ADSs may tender their ADSs only in the U.S. Offer unless they first convert their ADSs into Shares or CPOs.  All holders of Shares and CPOs, other than those who are Mexican residents, may tender their Shares and CPOs in either the U.S. Offer or the Mexican Offer.  Mexican resident holders may tender Shares and CPOs only in the Mexican Offer.  The Mexican Offer will be made on substantially the same terms and at the same prices as the U.S. Offer.

WE ARE REQUESTING THAT YOU PROMPTLY CONTACT YOUR CLIENTS FOR WHOSE ACCOUNTS YOU HOLD ADSs IN CONNECTION WITH THE U.S. OFFER.  For your information and for forwarding to those of your clients for whom you hold ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:

1.      The U.S. Offer to Purchase, dated February 20, 2013;

2.      A printed form of letter that may be sent to your clients for whose account you hold ADSs registered in your name or in the name of a nominee, with space provided for obtaining such clients’ instructions with regard to the U.S. Offer;

3.      The ADS Letter of Transmittal to be used by holders of ADSs in accepting the U.S. Offer;

4.      A form of Notice of Guaranteed Delivery;

5.      IRS Form W-9; and

6.      The return envelope addressed to Citibank, N.A. (the “U.S. Receiving Agent”) (for tendering ADSs)

A tender of Shares or CPOs in the U.S. Offer by your clients may only be made by book-entry transfer. Your clients will not be able to tender in the U.S. Offer any Shares in certificated form. If your client holds Shares in certificated form they should promptly contact any broker, dealer, bank, trust company, financial institution or other nominee who is a participant in the book-entry transfer system of Indeval and arrange for such a nominee to hold the Shares on their behalf in book-entry form.  Please advise your clients to contact their nominee to effect such a tender.  Additional information can be obtained from Georgeson Inc. the Information Agent for the U.S. Offer (the “Information Agent”), at 199 Water Street, 26th Floor, New York, NY 10038, at telephone (866)296-6841.  For more information about the procedure for tendering Shares and CPOs in the U.S. Offer, see “THE U.S. OFFER — Procedure for Tendering in the U.S. Offer — Holders of Shares and CPOs.”

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.  THE U.S. OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME (11:00 P.M. MEXICO CITY TIME) ON MARCH 20, 2013 UNLESS THE U.S. OFFER IS EXTENDED (AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).  ADSs TENDERED FOR PAYMENT PURSUANT TO THE U.S. OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION DATE OR AT ANY TIME AFTER APRIL 20, 2013, IF BANCO INVEX S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, INVEX GRUPO FINANCIERO, A BANKING INSTITUTION ORGANIZED AND EXISTING UNDER THE LAWS OF THE UNITED MEXICAN STATES, AS TRUSTEE FOR TRUST  NUMBER 1387, HAS NOT ACCEPTED THE TENDERED ADSs FOR PAYMENT BY THAT DATE.

Any holder of ADSs who would like to participate in the U.S. Offer must do one of the following on or prior to the Expiration Date:

• Holder of ADSs in certificated form.  A properly completed and duly executed ADS Letter of Transmittal (or a copy thereof with original signatures) together with the ADRs for the ADSs to be tendered and all other documents required by the ADS Letter of Transmittal must be received by the U.S. Receiving Agent at one of its addresses set forth on the back cover of the U.S. Offer to Purchase by the Expiration Date; or

• Holder of ADSs in book-entry form. The ADSs must be delivered to the U.S. Receiving Agent pursuant to the procedures for book-entry transfer described in the U.S. Offer to purchase, and a confirmation of such delivery must be received by the Expiration Date by the U.S. Receiving Agent, as well as a properly completed and duly executed ADS Letter of Transmittal (or a copy thereof with original signatures) or an Agent’s Message, as defined below must be received by the Expiration Date by the U.S. Receiving Agent. Alternatively, the holder may be able to use the guaranteed delivery procedure described in the U.S. Offer to Purchase under the caption “THE U.S. OFFER — Procedure for Tendering in the U.S. Offer — Holders of ADSs.

The term “Agent’s Message” means a message, transmitted by The Depository Trust Company (“DTC”) to, and received by, the U.S. Receiving Agent and forming a part of a book-entry confirmation which states that DTC has received an express acknowledgment from the participant tendering the ADSs which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal and that the offeror may enforce such agreement against such participant.

If the holder of the ADSs wishes to tender the ADSs, but (1) the ADRs evidencing the ADSs are not immediately available, (2) time will not permit the ADRs evidencing the ADSs or other required documents to reach the U.S. Receiving Agent before the expiration of the U.S. Offer, or (3) the procedure for book-entry transfer cannot be completed before the expiration of the U.S. Offer, a tender of ADSs may be effected by following the guaranteed delivery procedures described in the U.S. Offer to Purchase under the caption “THE U.S. OFFER — Procedure for Tendering in the U.S. Offer — Holders of ADSs.”

Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of ADSs pursuant to the U.S. Offer (other than to the U.S. Receiving Agent and the Information Agent as described in the U.S. Offer to Purchase).  It will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

The U.S. Offer is not being made (nor will tenders be accepted from or on behalf of) holders of Securities in any jurisdiction in which the making or acceptance of the U.S. Offer would not be in compliance with the laws of such jurisdiction.  However, Purchaser may, in its sole discretion, take such action as it may deem necessary to make the U.S. Offer in any such jurisdiction and extend the U.S. Offer to holders of Securities in such jurisdiction.

Any inquiries you may have with respect to the U.S. Offer and requests for additional copies of the enclosed materials should be addressed to the Information Agent at its address and telephone numbers set forth on the back cover page of the U.S. Offer to Purchase.

Very truly yours,

Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero, trustee of

Trust  Number 1387

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON, THE AGENT OF BANCO INVEX S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, INVEX GRUPO FINANCIERO, A BANKING INSTITUTION ORGANIZED AND EXISTING UNDER THE LAWS OF THE UNITED MEXICAN STATES, AS TRUSTEE FOR TRUST  NUMBER 1387, VENTURA CAPITAL PRIVADO, S.A. DE C.V., THE U.S. RECEIVING AGENT, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE U.S. OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.